OMNIRELIANT HOLDINGS, INC.
STATEMENT OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS OF
SERIES E PREFERRED STOCK

Pursuant to NRS 78.1955

The undersigned, Chief Executive Officer of OmniReliant Holdings, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on August 27, 2009 (“Effective Date”):

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 100,000,000 shares of Preferred Stock of the Corporation, in such series and with such designations and such powers, preferences, rights, qualifications, limitations and restrictions thereof as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

NOW, THEREFORE, BE IT RESOLVED:

1.           Designation and Authorized Shares.  The Corporation shall be authorized to issue  Thirteen Million and One Thousand (13,001,000) shares of Series E Preferred Stock, par value $.00001 per share (the “Series E Preferred Stock”).

2.           Voting.  Except as otherwise expressly required by law, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to one  (1) vote for each share of Series E Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  Except as otherwise required by law, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

3.           Liquidation.  The holders of Series E Preferred Stock shall not be entitled to  receive any preference upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series E Preferred Stock shall share ratably with the holders of the common stock of the Corporation.

4.           Conversion. The holder of Series E Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

4.1           Right to Convert.  At any time on or after the date of issuance of the Series E Preferred Stock, the holder of any such shares of Series E Preferred Stock may, at such Holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series E Preferred Stock held by such person into one (1) share of fully paid and nonassessable shares of Common Stock for each share of Series E Preferred Stock (the "Conversion Rate").

4.2           Mechanics of Voluntary Conversion.  To convert Series E Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the Holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Annex A (the "Conversion Notice"), to the Company.   Upon receipt by the Company of the Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Company, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series E Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series E Preferred Stock not converted.

4.3           Adjustment to Conversion Rate. The Conversion Rate will be adjusted on a pro-rata basis on the  Effective Date if the price per share of the common stock of the Corporation is trading below One Dollar and Twenty Cents ($1.20) based upon the VWAP at the close of the market.    For example, assuming 13,000,000 shares of Series E Preferred Stock, if the Common  Stock is trading at $1.15, then the shares of Common Stock issued shall equal Thirteen Million Five Hundred Sixty Five Thousand Two Hundred and Seventeen (13,565,217) instead of Thirteen Mi1lion (13,000,000).  Notwithstanding the above, Such Conversion Rate shall  have a floor of Fifty Cents ($.50).   VWAP shall mean the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time).

           4.4           Price Protection. For two years following the Effective Date, the Series E Preferred Stock shall have price protection in the event the Company raises money below One Dollar and Twenty Cents ($1.20) per share of Commom Stock (the “Price Protection). If the Company shall raise money at a value of less than $1.20 per share of Common Stock the Conversion Rate shall be adjusted in accordance with Section 4.3 above.  Such Price Protection shall  have a floor of Fifty Cents ($.50) and shall have carve outs for certain exempt issuances (the “Exempt Issuances”) , which shall not trigger the Price Protection set forth herein ..  For the purposes of this Section 4.4, Exempt Issuances means the issuance of (a) shares of Common Stock or options to employees, officers, directors, advisors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof; (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors of the Company, provided that any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (d) securities issuable in accordance with existing obligations of the Company to Company employees, officers, directors, consultants or agents; (f) securities issuable to any employees or former agents of the Company in satisfaction of or in settlement of any disputes or controversies concerning the terms of such person’s employment or separation from the Company and (g) shares of Common Stock issuable in lieu of payments of interest or dividends.

5.           Adjustments for Stock Splits, Common Stock Dividends and Combinations:  If, prior to the Conversion Effective Date, outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Conversion Rate shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately increased, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately reduced.

6.           Reorganizations:  In case of (i) any capital reorganization or any reclassification of the Common Stock (other than as a result of a stock dividend, a subdivision or combination of shares provided for elsewhere in this Section 6), or (ii) the merger, consolidation or reorganization of the Corporation into or with another entity through one or a series of related transactions, or (iii) the sale or conveyance by the Corporation to any other corporation or entity of all or substantially all of its assets (such event becoming applicable hereunder being referred to in this Subsection 6 as the “Event”), the holders of the Series E Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to such Event, upon conversion of the Series E Preferred Stock (or in lieu thereof should such event result in the elimination of the Series E Preferred Stock), the same kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series E Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series E Preferred Stock was convertible immediately prior to such Event, and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series E Preferred Stock.  Any adjustments made pursuant to this Section 6 shall become effective at the same time as which such Event becomes effective, and concurrent therewith.

7.           Successive Adjustments. The adjustments hereinabove referenced shall be made successively if more than one event listed in the above subdivisions of this subsection shall occur.

8.           No Impairment:  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment or forfeiture.

9.           Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series E Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Rate times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

10.         No Redemption.   Shares of Series E Preferred Stock shall not be subject to redemption by the Corporation.

11.         Reserve of Common Shares. The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series E Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series E Preferred Stock.  All shares of Common Stock which may be issued upon conversion of the shares of Series E Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

12.         Expenses. The issuance of certificates representing shares of Common Stock upon conversion of the Series E Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series E Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any excise tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

13.         Verification. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant hereto, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, cause independent public accountants of the Corporation to verify such computation and prepare and furnish to each holder of Series E Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (a) such adjustment or readjustment (b) the Conversion Rate at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his or her shares or Series E Preferred Stock.

14.         Limitations on Corporation; Shareholder Consent.  So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law of 80% of the holders of the outstanding shares of Series E Preferred Stock, voting as a class, change the preferences, rights or limitations with respect to the Series E Preferred Stock in any material respect prejudicial to the holders thereof.

15.         Fractional Shares.  Series E Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series E Preferred Stock would otherwise be deliverable to a person entitled to receive Series E Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series E Preferred Stock.

16.         Record Holders.  The Corporation and its transfer agent, if any, for the Series E Preferred Stock may deem and treat the record holder of any shares of Series E Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Powers, Preferences and Rights of Series E Preferred Stock this 26th day of August 2009.

OMNIRELIANT HOLDINGS, INC.

By:
Paul Morrison

Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of the Series __ Preferred Stock)

The undersigned hereby elects to convert the number of shares of the Series __ Preferred Stock indicated below, into shares of common stock, no par value per share (the “Common Stock”), of OmniReliant Holdings, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Number of shares of Preferred Stock owned prior to Conversion

Number of shares of Preferred Stock to be Converted

Stated Value of shares of Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Set Price

Number of shares of Preferred Stock subsequent to Conversion

[HOLDER]

By:
Name:
Title: